Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 26, 2004, with respect to the consolidated financial statements and schedule of Grey Global Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission, and included in the Proxy Statement of Grey Global Group Inc., that is made part of this Registration Statement (Form F-4) and Prospectus of WPP Group plc.

/s/    ERNST & YOUNG LLP

New York, New York

October 21, 2004